Exhibit 99.2
Gibraltar
Fourth-Quarter 2006
Earnings Conference Call
February 8, 2007
Final

KEN
Thank you Carissa, and welcome to our quarterly conference call.
Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results. Our actual results may differ materially, as a result of factors over which Gibraltar has no control. These factors are outlined in the news release we issued last night and in our filings with the SEC.
If you did not receive the news release on our fourth-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.
At this point, I’d like to turn the call over to Gibraltar’s chairman and chief executive officer, Brian Lipke.
Brian...

BRIAN
Thanks, Ken.
Good morning everyone. With me today is Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Ken Houseknecht, our VP of Communications and Investor Relations. And on behalf of all of us, thanks for joining us today.
This morning, I’m going to focus my comments on three main areas:
•	First, I’ll quickly review our 2006 results;

•	Next, I’ll talk about some of the actions we took last year to continue the strategic transformation of Gibraltar, including our most recent acquisition of The Expanded Metal Company; and

•	Finally, I’ll discuss the current operating environment, specifically in the residential building and automotive markets.
Following that, Dave will discuss our financial results in greater detail. Henning will go over our corporate and segment performance, and provide a more detailed outlook for the first quarter and year ahead.
Together, Dave, Henning, and I will try to simplify our fourth-quarter earnings release and show the many positive strides the Company made during 2006, which provide an improved foundation to move into 2007.
After our prepared remarks are completed, we will open the call to your questions.
In spite of the slowdown in two of our key markets — which began to impact our results in the third quarter, and which accelerated in the fourth quarter — we still generated record sales and earnings in 2006. For the year, sales from continuing operations increased by approximately 26% to $1.3 billion. Earnings per share from continuing operations were $1.66 in 2006, up 32% from a year earlier.
Our performance in 2006, when two of our major markets suffered serious pull-backs, is evidence of the progress we are making in building a larger, stronger, increasingly diverse company — one that sells more products to more customers in more markets — which has strengthened our resiliency and made us better able to produce consistent and improving results.
To that end, we took a number of important steps in 2006, including:
•	We successfully integrated the largest acquisition in our history, AMICO, which we completed in October of 2005. AMICO is a leader in the manufacturing of metal bar grating, expanded metal, and metal lath, as well as a number of other products. The majority of AMICO’s sales go to the commercial, industrial, and architectural markets, areas where we had little participation prior to this acquisition. These are markets which remained solid throughout 2006, and which have a good outlook for 2007 and beyond.

•	In 2006, we made three acquisitions, including our first in Europe. We acquired two storage and postal products companies — Home Impressions and Steel City — in June and July that solidified our leadership position in that product category.
Then, in November, we acquired The Expanded Metal Company, or EMC, a leading supplier in key European markets, which, along with AMICO, gave us a global leadership position in this rapidly growing market. We have identified numerous synergies between our European and North American expanded metal operations, and we are taking steps to grow our market share on both sides of the Atlantic.
The EMC acquisition also gave us an excellent vantage point to evaluate additional opportunities in Europe, and we are pursuing a number as we speak today.
•	We also sold two non-core businesses in 2006 — our Thermal Processing segment and our steel strapping business — and we used the proceeds to pay down debt.
This process of evaluating our portfolio of companies is ongoing, and we will continue to focus our resources and capital on those areas that provide the best strategic fit and which produce the highest returns for our shareholders.
•	Finally, throughout 2006, we continued to consolidate our existing businesses and extract efficiencies, as we took steps to more fully integrate our operations and better leverage our size through our many supply chain initiatives.
As we look ahead to 2007, we have a number of activities underway to further improve our operating performance and continue to grow the company. As we have previously stated, we anticipate that this year will get off to a slower-than-usual start — primarily as a result of lingering weakness in the residential building market, specifically new home construction — with conditions improving as the year progresses. We also expect that the automotive market will be flat to down slightly in 2007, following the same pattern we see in Building Products — a slower beginning to the year with a stronger finish.
We see continued strength in the commercial and industrial building markets, both in North America and in our European markets — areas we have targeted for growth — and we have identified many additional growth opportunities, with our existing operations and through acquisitions, both in North America and internationally.
During our first 13 years as a public company, we have generated record sales and earnings 11 times, in spite of a wide range of economic conditions, unprecedented volatility in raw material and energy prices, and global consolidations by our suppliers, customers, and competitors.
In light of our many internal growth initiatives, numerous acquisition opportunities, continued progress improving our operating efficiency, and the steps we are taking to drive out costs, we fully expect that 2007 will be another solid year for Gibraltar.
That’s my overview. At this point, I’ll turn the call over to Dave and Henning to further clarify our results for fourth quarter 2006.
Dave.

DAVE
Thanks, Brian.
As Brian noted, the year 2006 was a great one for Gibraltar in spite of some recent headwinds in several of our major markets.
As a result of the slowdown in the residential building and automotive markets, sales from continuing operations of $292 million dollars in the fourth quarter decreased by approximately 3% from a year ago.
In spite of a soft fourth quarter, sales from continuing operations in 2006 were $1.3 billion dollars, up by approximately 26% when compared to 2005, a result of the strong results we generated in the first nine months of the year.
A significant portion of the sales growth in 2006 was due to our AMICO acquisition, which gave us a foothold in the industrial and commercial building markets, which are experiencing strong growth, and where we had a solid performance again in the fourth quarter.
Income from operations of $20.5 million dollars in the quarter increased by 6% from $19.3 million dollars in the fourth quarter of last year. For 2006, income from operations was $120.3 million dollars, up 48% from $81.1 million dollars in 2005.
We did record an impairment charge of $8.0 million net of tax, or $.27 per share, in the fourth quarter of 2006 to write off the value of Gibraltar’s 50% ownership interest in the Duferco Farrell joint venture.
As we said in our news release a couple of weeks ago, the consolidation of the steel-making industry — and the higher-than-expected cost of the joint venture’s raw materials — diminished the viability of this operation.
The joint venture became increasingly unprofitable over the last year, and we recorded a pre-tax loss of $1.9 million in 2006 to reflect our 50% ownership in its operating losses. Going forward, we will not incur future operating losses from the joint venture.
Earnings per share from continuing operations, before the impairment charge discussed earlier, were $.27 in the fourth quarter of 2006, compared to $.17 per share in the fourth quarter of last year. Partially offsetting the impairment charge was an $.08 per share benefit arising from a company-wide alignment of our vacation policy. Income from continuing operations in the fourth quarter of 2005 was negatively affected by a number of non-recurring one-time charges, which totaled $.19 per share.
Reported net income in the fourth quarter of 2006, including the impairment charge and the results of discontinued operations, was $1.6 million, or $.05 per share.
As we said during our last conference call, the fourth quarter of 2005 was unusually strong, as a result of a robust residential building market, storm-related activity, and the contribution from acquisitions, all of which made for a difficult year-over-year comparison.
For the full-year 2006, income from continuing operations, was $49.9 million dollars, an increase of approximately 33% when compared to 2005’s results.
Earnings per share from continuing operations in 2006 were $1.66 per share, an increase of 32% compared to $1.26 per share in 2005. Net income including the results of discontinued operations was $1.91 in 2006, compared to $1.46 last year.
Selling, general, and administrative expenses amounted to $31.1 million dollars, or 10.7% of sales, during the quarter, compared to $33.1 million dollars, or 11.0% of sales, in the same quarter of last year.
Total interest expense amounted to $7.0 million dollars in the quarter, compared to $11.8 million dollars in the fourth quarter of last year.
As you may recall, last year’s interest expense include a $6.8 million dollar charge for pre-payment and make-whole penalties related to early redemption of senior secured debt. Additionally, approximately $2.5 million of interest expense originally reported in the fourth quarter of 2005 has now been reclassified to discontinued operations. As a result, comparable interest expense, quarter over quarter, has increased approximately $800,000 dollars, primarily as a result of higher average interest rates.
From a cash flow perspective, we generated EBITDA of $27 million dollars in the fourth quarter of both quarters, and we generated EBITDA of $147 million dollars in 2006, compared to $102 million dollars in 2005.
On a consolidated basis, we turned our inventories 3.7 times during the quarter, compared to 5.1 times in the fourth quarter of last year.
Inventory levels as of December 31 — although down by $9 million from September 30 — are still higher than our targeted levels, largely as a result of slowing demand. We expect inventories will continue to trend downward in the first half of the year, and then stabilize as we move into the strongest part of our selling season. We expect to return to our inventory turn goal of 5 times toward the end of the second quarter.
Average days sales outstanding were 54 days in the quarter, compared to 53 in the fourth quarter of last year.
Our capital spending amounted to $22.2 million dollars in 2006, which is slightly less than depreciation. We expect to spend a total of $22 to $24 million dollars in 2007, which is at or slightly less than our projected depreciation expense.
During the year, we also paid out approximately $6 million dollars in dividends.
Our long-term debt-to-total-capital ratio stood at 42% at December 31, compared to 48% a year earlier. This improvement results primarily from the debt repayments we were able to make as a result of the sale of the Thermal Processing segment.
At December 31, we continued to be in full compliance with all of our debt covenants.
Now I will turn the call over to Henning for a more detailed analysis of operations.

HENNING
Thanks, Dave.
Net sales from continuing operations, as Dave noted earlier, were $292 million in the fourth quarter, down 3% from a year ago.
Our gross margin of 17.7% rose .2 percentage points from the fourth quarter of 2005 and our operating margin of 7.0% was .6 percentage points higher than the year-ago quarter, a result of both improvements in our Processed Metals business and the effect of accounting adjustments in 2005 and 2006.
Comparing operating margins after the effect of these discrete items are removed, we show a decrease in operating margin of 2.2% from the fourth quarter of 2005. This decline in margins was the result of product mix within our Building Products business as the new-build housing slowdown caused a reduction in sales of some of our higher value-added products. Increased margins in our Processed Metals segment partially offset this reduction due to a shift in product mix.
Looking at the results of our two segments, Building Products — which represented 66% of our total sales — had a sales decrease of 6% to $192 million. The decline was the result of lower sales to the retail and new-build housing market, offset by continued strength in our sales to the commercial and industrial building product markets.
When considering these results, it is important to note that the fourth quarter of 2005 was abnormally strong in the aftermath of significant storm-related activity, which was not present in 2006, making the comparison that much more difficult.
Gross margins were flat compared to the year-ago quarter. The operating margin was 11.3%, compared to 12.4% in the fourth quarter of 2005. The decline is a function of lower sales and a less favorable product mix.
Our Processed Metal Products segment had fourth-quarter sales of $99 million, up 4% from a year ago, a result of higher material cost at our copper powder business.
Our gross margin was 8.7%, up 1.2 percentage points from the year-ago quarter, and the operating margin was 4.8%, up from 2.9% in the fourth quarter of 2005, driven by improvements at our strip steel, service center, and SCM-China businesses.
At this point, let me provide some perspective on our outlook for the first quarter and the balance of this year.
In 2006, the year started off strong, and then weakened in the third and fourth quarters. We expect that 2007 will reverse that pattern, with a slower-than-usual start, but we anticipate that it will pick up strength as the year progresses.
Our Building Products businesses that are most closely aligned with the new-build housing market, like our structural connectors, will continue to experience below-normal activity levels in the early part of 2007. Since some of these businesses have high value-added products, it will adversely affect our margins.
Offsetting the slowdown in the new-build housing market is continued strength in the repair/remodel, commercial, industrial, and architectural markets.
Last week, the Federal Reserve said that “some tentative signs of stabilization have appeared in the housing market,” and many of our retail customers have worked through their year end inventory reductions. We are cautiously optimistic that the residential housing market is positioned for improvement as the year unfolds.
In our Processed Metal Products segment — which accounts for 34% of our total sales — our powdered metals business remains strong, with continued growth at our Chinese operation and strong North American demand for our products.
Our strip steel business is well positioned to participate in the changing automotive market. The expected stabilization in the steel supply market will enhance Gibraltar’s opportunities in existing and new product lines.
Because our first- and second-quarter results in 2006 were the best we ever generated for those periods in Gibraltar’s history, the difficult year-over-year comparisons will continue in the first half of 2007.
In light of all of these considerations, we expect our first-quarter EPS from continuing operations will be in the range of $.23 to $.27, barring a significant change in business conditions.
We expect that the markets we serve will begin to improve late in the first quarter and continuing into the second quarter, which is typically a strong period for Gibraltar.
As we look ahead to 2007, we have a number of initiatives underway to further improve our operating performance and continue to grow the company in spite of a challenging operating environment.
We see continued strength in the commercial and industrial building markets, areas we have targeted for growth, and we have identified many other growth opportunities, with our existing operations and through acquisitions, both in North America and abroad.
We have also taken a number of steps to drive down expenses and bring them into better alignment with our current sales level.
We are focused on generating progressive improvements in all of our businesses, carefully managing our assets, maximizing our cash flow to help fund growth and pay down debt, while continuing to transform Gibraltar into a company that produces higher and more consistent margins and better returns on capital.
At this point, I’ll turn the call back over to Brian.

BRIAN
Thanks, Henning.
Before we open the call to your questions, let me make a just a few closing comments.
Even with two of our major markets slowing considerably in the second half of the year, we still generated our best-ever sales and earnings in 2006. We have now generated record sales and earnings 11 times in our 13 years as a publicly-traded company — and that’s a record that we’re proud of and one that we’re focused on continuing to improve.
As we look ahead to 2007, we believe we are well positioned to build on our record of consistent and steadily improving results.
There are still a lot of efficiencies and synergies that we can — and are beginning to — extract from our business. There are also a lot of acquisition opportunities, in what appears to be an improving market for the type of companies we have historically purchased, within our valuation parameters, and we will continue to move the business forward as we have through past slowdowns.
That concludes all of our prepared comments for today. At this point, we’ll be glad to open the call to questions that any of you may have.
Q & A Session
Thank you all for joining us on the call this morning. I just want to reiterate that 2006 was a good year for us, not only from an EPS standpoint, but also we took a lot of steps to continue to strengthen the foundation of this company going forward.
While we are faced with slower and softer markets in two major markets today, we think that we have a host of internal opportunities, acquisition opportunities on the outside, new product opportunities, that are all going to help offset these slow conditions and allow us to have another good year in 2007.
So to all the shareholders, thanks for your continued support and we look forward to talking with you again next quarter.